Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Adamas Pharmaceuticals, Inc. of our report dated March 5, 2014, except for the effects of the stock split as described in Note 15, as to which the date is March 24, 2014, relating to the consolidated financial statements of Adamas Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 26, 2014